Exhibit 99.1

Intelligent Bio Solutions Expands with UK Partnership, Driving Global Growth Ahead of Planned U.S. Launch

Avon Freight Group selects INBS’ fingerprint drug testing for three UK sites, reinforcing workplace safety and efficiency

INBS surpasses 400+ accounts in 19 countries, targeting aggressive U.S. expansion in 2025 following FDA 510(k) submission

UK drug testing market projected to hit $453M by 2030, positioning INBS as a scalable, cost-effective industry leader

NEW YORK, February 07, 2025 – Intelligent Bio Solutions Inc. (Nasdaq: INBS) (“INBS” or the “Company”), a medical technology company delivering intelligent, rapid, non-invasive testing solutions, today announced that Avon Freight Group (“Avon”) has selected its non-invasive Intelligent Fingerprinting Drug Testing Solution for random drug testing across its three UK sites, supporting proactive risk management and employee well-being. The addition of Avon further expands INBS’ client network of over 400 accounts in 19 countries.

Avon is implementing in-house drug testing for the first time, seeking a more respectful and practical alternative to the costly and intrusive random oral swab testing previously carried out by external providers. Avon’s adoption of INBS’ less invasive, rapid, and hygienic fingerprint sweat-based drug testing supports its efforts to improve workplace safety while maintaining a positive work culture.

Martin Bullimore, Commercial & Procurement Contracts Manager at Avon Freight Group, commented, “We’ve never had an in-house testing solution before, and moving to fingerprint drug testing is a big step forward for us. We recognized the need for a more proactive approach to workplace testing and appreciated the non-invasive nature of this solution. The system allows us to conduct random testing without disrupting operations or imposing on our employees’ personal lives and reinforces our commitment to a safe, effective, and respectful workplace. The feedback has been extremely positive overall, with many stakeholders realizing its value.”

As more businesses in the logistics and transport sector recognize the limitations of traditional drug screening methods, solutions such as INBS’ Drug Screening System are increasingly becoming the preferred choice. Market research estimates the UK Drug of Abuse Testing Services Market to be the fastest-growing regional market in Europe1, projected to reach $453 million by 20302. INBS is well-established and positioned to satisfy this growing demand with its scalable and cost-effective solution.

The Company expects further growth this year, following its U.S. FDA 510(k) submission in December 2024. Expansion into the U.S. presents significant opportunities for INBS and its innovative drug testing technology. The Company’s unique, non-invasive solution addresses the challenges faced by safety-sensitive industries, streamlines drug testing processes, and provides an alternative that supports employee well-being and compliance. By leveraging its expertise and proven success in the UK, INBS aims to establish a strong foothold in the U.S. market.

About Avon Freight Group

Founded in the 1970s, Avon Freight Group has built a reputation for excellent customer-focused service by adapting to the evolving needs of its clients. Avon delivers reliable and cost-effective freight, distribution, and warehousing solutions across the UK, Ireland, Europe, and beyond through continued growth and investment in its warehouse, modern vehicle fleet, and technology. The company’s dedicated, experienced team takes pride in exceeding expectations and working collaboratively with clients to achieve their goals.

For more information, visit: https://www.avonfreightgroup.co.uk

About Intelligent Bio Solutions Inc.

Intelligent Bio Solutions Inc. (NASDAQ: INBS) is a medical technology company delivering innovative, rapid, non-invasive testing solutions. The Company believes that its Intelligent Fingerprinting Drug Screening System will revolutionize portable testing through fingerprint sweat analysis, which has the potential for broader applications in additional fields. Designed as a hygienic and cost-effective system, the test screens for the recent use of drugs commonly found in the workplace, including opiates, cocaine, methamphetamine, and cannabis. With sample collection in seconds and results in under ten minutes, this technology would be a valuable tool for employers in safety-critical industries. The Company’s current customer segments outside the U.S. include construction, manufacturing and engineering, transport and logistics firms, drug treatment organizations, and coroners.

For more information, visit: http://www.ibs.inc

Hyperlinks and website references in this release are provided for convenience only and do not incorporate the referenced content into this release.

1 Horizon Grand View Research. Europe Drug of Abuse Testing Services Market Size & Outlook. Available at: https://www.grandviewresearch.com/horizon/outlook/drug-of-abuse-testing-services-market/europe

2 Horizon Grand View Research. UK Drug of Abuse Testing Services Market Size & Outlook. Available at: https://www.grandviewresearch.com/horizon/outlook/drug-of-abuse-testing-services-market/uk

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, Intelligent Bio Solutions Inc.’s ability to successfully develop and commercialize its drug and diagnostic tests, realize commercial benefit from its partnerships and collaborations, and secure regulatory approvals, among others. Although Intelligent Bio Solutions Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Intelligent Bio Solutions Inc. has attempted to identify forward-looking statements by terminology, including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, included in Intelligent Bio Solutions’ public filings filed with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. Intelligent Bio Solutions undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Intelligent Bio Solutions Inc.

info@ibs.inc

LinkedIn | Twitter

Investor & Media Contact:

Valter Pinto, Managing Director

KCSA Strategic Communications

PH: (212) 896-1254

INBS@kcsa.com